Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-335311, No. 333-07551, No. 333-51741, No. 333-75347, Nos. 333-93879 and 333-123406, No. 333-60840 and No. 333-123405) pertaining (a) the Harley-Davidson Retirement Savings Plan for Salaried Employees, the Harley-Davidson Retirement Savings Plan for Milwaukee and Tomahawk Hourly Bargaining Unit Employees, and the Holiday Rambler LLC Employees Retirement Plan; (b) the Harley-Davidson, Inc. 1995 Stock Option Plan; (c) the Harley-Davidson, Inc. Director Stock Plan;  (d) the Harley-Davidson, Inc. 1998 Non-Exempt Employee Stock Option Plan; (e) the Harley-Davidson Retirement Savings Plan for Salaried Employees, the Harley-Davidson Retirement Savings Plan for Milwaukee and Tomahawk Hourly Bargaining Unit Employees, the Harley-Davidson Retirement Savings plan for Kansas City Hourly Bargaining Unit Employees, the Harley-Davidson Retirement Savings Plan for York Hourly Bargaining Unit Employees and the Buell Motorcycle Company Retirements Savings Plan; (f) the Harley-Davidson, Inc. 2001 York Hourly-Paid Employees Stock Option Plan and (g) the Harley-Davidson, Inc. 2004 Incentive Stock Plan of Harley-Davidson, Inc. of our reports dated February 11, 2008 with respect to the consolidated financial statements and schedule of Harley-Davidson, Inc., and the effectiveness of internal control over financial reporting of Harley-Davidson, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

Ernst & Young LLP
Milwaukee, Wisconsin
February 22, 2008